Exhibit 99.2

In order to facilitate the transactions contemplated by that certain Purchase Agreement (the “Purchase Agreement”) as of October 8, 2014 by and between Small Island Investments Limited (“Small Island” or “Seller”), Rest Redux LLC (“ReRe”) and Hoak Public Equities, L.P. (“Hoak” and together with ReRe, the “Purchasers”), Good Times Restaurants Inc. (the “Company”) agrees to the matters set forth below. The Purchasers would not enter into the Purchase Agreement without such commitments from the Company.

Warrant Restriction Waiver

At the applicable holder’s request, the Company shall waive the exercise restrictions set forth in Section 1(vi) of any “A Warrant Certificate” held by Rest Redux LLC (“ReRe”), any investor in ReRe or Hoak Public Equities, L.P. (“Hoak” and together with ReRe, the “Purchasers”).   For avoidance of doubt, such waiver shall permit the requesting holder to exercise the applicable warrant without regard to any percentage beneficial ownership limitation set forth in Section 1(iv) of the A Warrant Certificate.

Prospectus Supplement

At either Purchaser’s request, the Company shall file, as part of any prospectus supplement and/or post effective amendment to the Company’s currently effective registration statement on Form S-1 (Registration No. 333-198581) (the “Registration Statement”) to be filed by the Company in order to keep the Registration Statement current, applicable changes to reflect that the shares of Company common stock acquired by the Purchasers from Seller pursuant to the Purchase Agreement (the “Sold Shares”) are owned by Purchasers and are included and eligible for resale by Purchasers thereunder.

GOOD TIMES RESTAURANTS INC.:

By: /s/ Boyd Hoback

Name: Boyd E. Hoback

Title: President and CEO

REST REDUX LLC:

By: /s/ James Kropp

Name: James Kropp

Title: Manager, REIT Redux GP, LLC on
behalf of REIT Redux LP

HOAK PUBLIC EQUITIES, L.P.:

By: /s/ J. Hale Hoak

Name: J. Hale Hoak

Title: President